Exhibit 99.1

Vir Biotechnology Provides Corporate Update and Reports First Quarter 2024 Financial Results

– Late-breaker SOLSTICE data abstract accepted for poster presentation at the European Association for the Study of the Liver (EASL) Congress 2024 –

– Two additional hepatitis program data readouts on track for the fourth quarter 2024 –

– $1.51 billion in cash, cash equivalents and investments as of March 31, 2024 –

– Conference call scheduled for May 2, 2024 at 1:30 p.m. PT / 4:30 p.m. ET –

SAN FRANCISCO, May 2, 2024 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the first quarter ended March 31, 2024.

“We are excited to share important data from our Phase 2 chronic hepatitis delta SOLSTICE trial at the upcoming EASL congress. This milestone brings us closer to addressing the significant unmet medical need for the millions of people living with hepatitis delta,” said Marianne De Backer, M.Sc., Ph.D., MBA, Vir’s Chief Executive Officer. “Our team has worked diligently to streamline our operations and reduce costs, enabling us to focus our resources on advancing our promising clinical programs in hepatitis delta and hepatitis B. Looking ahead, we anticipate additional data readouts in the fourth quarter that could serve as important catalysts for the company.”

Pipeline Programs

Chronic Hepatitis Delta (CHD)
•On March 5, 2024, Vir announced its Phase 2 chronic hepatitis delta SOLSTICE trial completed enrollment of its current cohorts one month ahead of schedule with over 60 participants enrolled in two additional cohorts.
◦The trial is evaluating the safety, tolerability and efficacy of tobevibart and elebsiran for the treatment of people living with chronic hepatitis delta.
◦One cohort is evaluating the combination of tobevibart and elebsiran given every 4 weeks with a second cohort evaluating tobevibart monotherapy given every 2 weeks.
◦Approximately 50% of participants have compensated cirrhosis.
•The Company will report data on a subset of SOLSTICE participants in a late-breaker poster presentation at the EASL Congress 2024. This includes additional 12-week treatment data on approximately 30 participants (~15 per regimen) and 24-week treatment data on approximately 20 participants (~10 per regimen).
•Additional follow-up data for the initial six SOLSTICE trial participants will also be shared at the EASL Congress 2024.
•Complete 24-week treatment data is expected in the fourth quarter of 2024.

Chronic Hepatitis B (CHB)
•Two abstracts have been accepted for poster presentation at the EASL Congress 2024.
•The Phase 2 MARCH Part B trial is fully enrolled with 48-week end of treatment data expected in the fourth quarter of 2024. The trial is evaluating the safety, tolerability and antiviral activity of the combination of tobevibart and elebsiran with and without peginterferon alpha.
•Initial data from the Phase 2 PREVAIL platform trial and its THRIVE/STRIVE sub-protocols is expected in the first half of 2025. These trials are evaluating combinations of tobevibart, elebsiran and/or peginterferon alpha in two patient populations: immune-active but treatment-naïve and inactive carriers.

Human Immunodeficiency Virus (HIV)
•Part A of the Phase 1 trial of VIR-1388, an investigational novel T cell vaccine for the prevention of HIV, is fully enrolled with initial immunogenicity data expected in the second half of 2024.
◦The trial is supported by the National Institute of Allergy and Infectious Diseases, part of the National Institutes of Health, and the Bill & Melinda Gates Foundation, and is being conducted by the HIV Vaccine Trials Network.

Influenza
•On April 4, 2024, the Company published the full data analysis from the Phase 2 PENINSULA trial evaluating VIR-2482 on medRxiv.

Preclinical Pipeline Candidates
•Vir is continuing to advance next-generation antibodies using its proprietary platform, which leverages dAIsYTM (data AI structure and antibody), the Company’s proprietary AI engine, enabling the Company to bring high-quality drug candidates to the clinic more efficiently.
•The Company expects the filing of multiple investigational new drug applications within the next 18 months, including:
◦VIR-1949, an investigational therapeutic T cell vaccine based on Vir’s human cytomegalovirus (HCMV) vector platform that is designed to treat precancerous lesions caused by the human papillomavirus.
◦VIR-7229, a next-generation COVID monoclonal antibody candidate that has been AI-engineered to have increased potency, breadth and resistance to viral escape. The development of VIR-7229 has been supported in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.
◦VIR-2981, an investigational neuraminidase-targeting monoclonal antibody against both influenza A and B viruses.
◦VIR-8190 and other investigational monoclonal antibodies against respiratory syncytial virus and/or metapneumovirus as part of the collaboration established with GSK in May of 2021.

Corporate Update

•The Company plans to host a virtual R&D day in late November.
•Effective May 3, 2024, Sung Lee, Executive Vice President and Chief Financial Officer will be stepping down from his role to pursue another career opportunity. The Company has initiated a search for a successor.

First Quarter 2024 Financial Results

Cash, Cash Equivalents and Investments: As of March 31, 2024, the Company had approximately $1.51 billion in cash, cash equivalents and investments. Cash, cash equivalents and investments declined by approximately $118 million during the first quarter of 2024.

Revenues: Total revenues for the quarter ended March 31, 2024, were $56.4 million compared to $63.0 million for the same period in 2023.

Revenues were comprised of the following components:

	Three Months Ended March 31,
	2024	2023	% Change

	(in millions)
Collaboration revenue	$(1.0)	$46.6	(102.1)%
Contract revenue	52.2	0.1	>100.0%
Grant revenue	5.2	16.2	(67.9)%
Total revenues	$56.4	$63.0	(10.5)%
Note: Numbers may not add due to rounding.

•Collaboration revenue: The decrease in collaboration revenue for the first quarter of 2024 compared to the same period in 2023 was driven by the release of profit-sharing amount previously constrained during the three months ended March 31, 2023 and to a lesser extent, lower sales of sotrovimab during the three months ended March 31, 2024, under the Company’s collaboration with GSK.
•Contract revenue: The increase in contract revenue for the first quarter of 2024 compared to the same period in 2023 was primarily driven by the recognition of deferred revenue related to the expiry of GSK’s rights to select up to two additional non-influenza target pathogens during the three months ended March 31, 2024.
•Grant revenue: The decrease in grant revenue was primarily driven by lower revenue related to the Company's agreement with BARDA.

Cost of Revenue: Cost of revenue for the first quarter of 2024 was nominal compared to $1.9 million for the same period in 2023. The decrease was due to lower third-party royalties owed on the sales of sotrovimab.

Research and Development Expenses (R&D): R&D expenses for the first quarter of 2024 were $100.1 million, which included $13.6 million of non-cash stock-based compensation expense, compared to $157.6 million for the same period in 2023, which included $13.4 million of non-cash stock-based compensation expense. The decrease was primarily driven by lower clinical development costs and manufacturing costs associated with VIR-2482.

Selling, General and Administrative Expenses (SG&A): SG&A expenses for the first quarter of 2024 were $36.3 million, which included $10.2 million of non-cash stock-based compensation expense, compared to $46.8 million for the same period in 2023, which included $12.1 million of non-cash stock-based compensation expense. The decrease was primarily driven by cost savings initiatives implemented during the second half of 2023.

Other Income: Other income for the first quarter of 2024 was $15.1 million compared to $0.2 million for the same period in 2023. The increase was primarily due to the decrease in foreign exchange loss related to remeasurement of liability reserved for excess sotrovimab supply and manufacturing capacity and a decrease in loss recognized on the Company's equity investments.

(Provision for) Benefit from Income Taxes: Provision for income taxes for the first quarter of 2024 was $0.3 million compared to benefit from income taxes of $2.2 million for the same period in 2023.

Net Loss: Net loss attributable to Vir for the first quarter of 2024 was $(65.3) million, or $(0.48) per share, basic and diluted, compared to a net loss of $(140.9) million, or $(1.06) per share, basic and diluted for the same period in 2023.

2024 Financial Guidance

The Company reiterates its full year 2024 guidance below, originally provided on February 22, 2024 (in millions):

GAAP combined R&D and SG&A expense range:	$650	to	$680

The following expenses are included in the GAAP combined R&D and SG&A expense range:
Stock-based compensation expense	$115	to	$105
Restructuring charges*	$35	to	$25
* Restructuring charges are primarily non-cash expenditures, related to the closing of two R&D sites previously announced on December 13, 2023.

Approximately three to four percent of the GAAP combined R&D and SG&A expense will be funded by grants. These grants are recognized as revenue.

The GAAP combined R&D and SG&A expense guidance does not include the effect of GAAP adjustments caused by events that may occur subsequent to the publication of this guidance, including, but not limited to, business development activities, litigation, in-process R&D impairments, and changes in the fair value of contingent considerations.

Conference Call

Vir will host a conference call to discuss the first quarter results at 1:30 p.m. PT / 4:30 p.m. ET today. A live webcast will be available on https://investors.vir.bio/ and will be archived on www.vir.bio for 30 days.

About Tobevibart
Tobevibart is an investigational subcutaneously administered antibody designed to block entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of virions and subviral particles in the blood. Tobevibart, which incorporates Xencor’s Xtend™ and other Fc technologies, has been engineered to potentially function as a T cell vaccine against hepatitis B virus and hepatitis delta virus, as well as to have an extended half-life. Tobevibart was identified using Vir’s proprietary monoclonal antibody discovery platform.

About Elebsiran
Elebsiran is an investigational subcutaneously administered hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) that Vir believes has the potential to stimulate an effective immune response and have direct antiviral activity against hepatitis B virus and hepatitis delta virus. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially could result in an increased therapeutic index. Elebsiran is the first asset in the Company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-2482
VIR-2482 is an investigational hemagglutinin targeting, intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 flu pandemic. VIR-2482 is designed as a prophylactic for influenza A. VIR-2482 incorporates Xencor’s Xtend™ and was identified using Vir’s proprietary monoclonal antibody discovery platform.

The PENINSULA trial has been supported in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.

About VIR-2981
VIR-2981 is an investigational neuraminidase-targeting monoclonal antibody against influenza viruses. It targets a region of the neuraminidase protein that is highly conserved across influenza A and B strains and is designed to inhibit the influenza neuraminidase, a key viral protein that facilitates release of new viruses in infected individuals. Preclinical data demonstrate the antibody’s breadth and potency against all major strains of seasonal and pandemic influenza viruses and support the potential of this antibody in the prevention of influenza illness. VIR-2981 was identified using Vir’s proprietary monoclonal antibody discovery platform.

About VIR-1388
VIR-1388 is a preclinical subcutaneously administered HIV T cell vaccine based the T cell-based viral vector platform and has been designed to elicit abundant T cells that recognize HIV epitopes with the goal of creating a safe and effective HIV vaccine.

About Sotrovimab
Sotrovimab is an investigational SARS-CoV-2 neutralizing monoclonal antibody that was developed in collaboration with GSK. The antibody binds to an epitope on SARS-CoV-2 shared with SARS-CoV-1 (the virus that causes SARS). Sotrovimab, which incorporates Xencor, Inc.’s Xtend™ technology, has been designed to achieve high concentration in the lungs to achieve optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-life. Sotrovimab was identified using Vir’s proprietary monoclonal antibody discovery platform. Sotrovimab is currently not authorized in the US.

About VIR-7229
VIR-7229 is an investigational next generation COVID-19 monoclonal antibody with a distinct combination of potency, breadth and viral inescapability. VIR-7229 is designed as a prophylactic for COVID-19 and was identified using Vir’s proprietary monoclonal antibody discovery platform. VIR-7229 incorporates Xencor, Inc.’s Xtend™ technology and is affinity matured using machine learning to increase its effectiveness in binding to SARS-CoV and SARS-CoV-2 variants.

The development of VIR-7229 has been supported in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.

About VIR-8190
VIR-8190 is an investigational dual specificity monoclonal antibody that has the ability to potently neutralize both respiratory syncytial virus (RSV) and human metapneumovirus (hMPV) strains. RSV and HMPV are recognized as significant causes of lower respiratory tract disease in high-risk populations, including infants and immunocompromised individuals. VIR-8190 was identified using Vir’s proprietary mAb discovery platform.

About VIR-1949
VIR-1949 is an investigational therapeutic vaccine based the T cell-based viral vector platform that is designed to treat HPV-related high-grade squamous epithelial pre-cancer lesions (HSIL) and cancers. This vaccine uses HCMV as the vaccine vector. Based on preclinical data, HCMV vectors have the potential to induce high frequencies of antigen-specific, tissue-localizing effector memory T cells.

About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is an immunology company focused on powering the immune system to transform lives by treating and preventing infectious diseases and other serious conditions, including viral-associated diseases. Vir has assembled two technology platforms that are designed to modulate the immune system by exploiting critical observations of natural immune processes. Its current clinical development pipeline consists of product candidates targeting hepatitis delta and hepatitis B viruses and human immunodeficiency virus. Vir has several preclinical candidates in its pipeline, including those targeting influenza A and B, COVID-19, RSV/MPV and HPV. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s strategy and plans; Vir’s cash balance; Vir’s financial guidance; Vir’s future financial and operating results and its expectations related thereto; potential of, and expectations for, Vir’s pipeline; Vir’s clinical and preclinical development programs, clinical trials, including the enrollment of Vir’s clinical trials, and the expected timing of data readouts and presentations; the potential benefits, safety, and efficacy of Vir’s investigational therapies; and risks and uncertainties associated with drug development and commercialization. Many important factors may cause differences between current expectations and actual results, including uncertainty as to whether the anticipated benefits of the BARDA collaboration can be achieved; unexpected safety or efficacy data or results observed during clinical trials or in data readouts; the timing and outcome of Vir’s planned interactions with regulatory authorities; difficulties in obtaining regulatory approval; uncertainty as to whether the anticipated benefits of Vir’s collaborations with other companies can be achieved; difficulties in collaborating with other companies; challenges in accessing manufacturing capacity; clinical site activation rates or clinical trial enrollment rates that are lower than expected; successful development and/or commercialization of alternative product candidates by Vir’s competitors; changes in expected or existing competition; delays in or disruptions to Vir’s business or clinical trials, Vir’s use of artificial intelligence and machine learning in its efforts to engineer next-generation proteins and in other research and development efforts; the timing and amount of actual expenses, including, without limitation, Vir’s anticipated combined GAAP R&D and SG&A expenses; geopolitical changes or other external factors; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later-stage or larger-scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or the scientific data presented. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	March 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$160,711	$241,576
Short-term investments	985,125	1,270,980
Restricted cash and cash equivalents, current	13,335	13,268
Equity investments	3,927	9,853
Prepaid expenses and other current assets	49,999	52,549
Total current assets	1,213,097	1,588,226
Intangible assets, net	22,465	22,565
Goodwill	16,937	16,937
Property and equipment, net	92,477	96,018
Operating lease right-of-use assets	70,346	71,182
Restricted cash and cash equivalents, noncurrent	6,428	6,448
Long-term investments	359,724	105,275
Other assets	12,495	12,409
TOTAL ASSETS	$1,793,969	$1,919,060
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,114	$6,334
Accrued and other liabilities	72,260	104,220
Deferred revenue, current	14,694	64,853
Total current liabilities	94,068	175,407
Deferred revenue, noncurrent	1,526	1,526
Operating lease liabilities, noncurrent	109,171	111,673
Contingent consideration, noncurrent	27,610	25,960
Other long-term liabilities	14,238	14,258
TOTAL LIABILITIES	246,613	328,824
Commitments and contingencies (Note 8)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of March 31, 2024 and December 31, 2023; no shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of March 31, 2024 and December 31, 2023; 135,843,560 and 134,781,286 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	14	13
Additional paid-in capital	1,852,839	1,828,862
Accumulated other comprehensive loss	(2,397)	(815)
Accumulated deficit	(303,100)	(237,824)
TOTAL STOCKHOLDERS’ EQUITY	1,547,356	1,590,236
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,793,969	$1,919,060

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues:
Collaboration revenue	$(987)	$46,574
Contract revenue	52,191	138
Grant revenue	5,172	16,245
Total revenues	56,376	62,957
Operating expenses:
Cost of revenue	59	1,907
Research and development	100,125	157,643
Selling, general and administrative	36,273	46,778
Total operating expenses	136,457	206,328
Loss from operations	(80,081)	(143,371)
Other income:
Change in fair value of equity investments	(5,915)	(13,103)
Interest income	21,283	21,307
Other expense, net	(287)	(8,021)
Total other income	15,081	183
Loss before (provision for) benefit from income taxes	(65,000)	(143,188)
(Provision for) benefit from income taxes	(276)	2,232
Net loss	(65,276)	(140,956)
Net loss attributable to noncontrolling interest	—	(56)
Net loss attributable to Vir	$(65,276)	$(140,900)
Net loss per share attributable to Vir, basic and diluted	$(0.48)	$(1.06)
Weighted-average shares outstanding, basic and diluted	135,280,648	133,552,839

Contacts:

Media
Carly Scaduto
Senior Director, External Communications
cscaduto@vir.bio
+1 314-368-5189

Investors
Richard Lepke
Senior Director, Investor Relations
rlepke@vir.bio
+1 978-973-9986